Exhibit 99.1

NEWS RELEASE

DATE: January 11, 2023

XENIA HOTELS & RESORTS UPSIZES AND EXTENDS CREDIT FACILITY

WITH $675 MILLION REFINANCING

Orlando, FL – January 11, 2023 – Xenia Hotels & Resorts, Inc. (NYSE: XHR) (“Xenia” or the “Company”) today announced that it has successfully obtained a new $675 million senior unsecured credit facility (“Credit Facility”). The Credit Facility is comprised of a $450 million revolving line of credit (“Revolving Credit Facility”), a $125 million term loan (“Initial Term Loan”), and a $100 million delayed draw term loan (“Delayed Draw Term Loan”).

“We are appreciative of the strong support of our lending partners in the current environment,” said Marcel Verbaas, Chairman and Chief Executive Officer at Xenia. “This refinancing not only extended our debt maturities, but also enhanced the flexibility and strength of our already conservative balance sheet.”

The $450 million Revolving Credit Facility matures in January 2027 and can be extended up to an additional year. The Revolving Credit Facility’s interest rate is now based on a pricing grid with a range of 145 to 275 basis points over the applicable adjusted term SOFR rate as determined by the Company’s leverage ratio up to a maximum of 7.25x, compared to the previous pricing grid which ranged from 150 to 275 basis points over LIBOR with a leverage ratio up to a maximum of 6.00x. The Company has full availability on its Revolving Credit Facility.

The Initial Term Loan and Delayed Draw Term Loan each mature in March 2026, can be extended up to an additional year, and bear interest rates consistent with the pricing grid on the Revolving Credit Facility. The Company used the proceeds of the Initial Term Loan to pay off a $125 million term loan that was due in September 2024. The Company intends to use the proceeds of the Delayed Draw Term Loan to pay off a $100 million mortgage loan which is collateralized by the Renaissance Atlanta Waverly and due in August 2024. The Company’s remaining 2024 debt maturities are limited to one $55 million mortgage loan.

The Credit Facility was arranged by JPMorgan Chase Bank, N.A., BofA Securities, Inc., KeyBanc Capital Markets, Inc., PNC Capital Markets LLC, and Regions Capital Markets, as Joint Lead Arrangers and Joint Bookrunners for the Revolving Credit Facility, the Initial Term Loan and the Delayed Draw Term Loan, and Fifth Third Bank, National Association served as a Joint Lead Arranger and Joint Bookrunner for the Initial Term Loan and the Delayed Draw Term Loan. JPMorgan Chase Bank, N.A. served as Administrative Agent, Bank of America, N.A., KeyBank National Association, PNC Bank, National Association and Regions Bank served as Co-Syndication Agents, Fifth Third Bank, National Association served as Documentation Agent, and Credit Agricole Corporate and Investment Bank served as Sustainability Structuring Agent. Other lenders included Goldman Sachs Bank USA, and Morgan Stanley Bank, N.A.

Xenia Hotels & Resorts®

About Xenia Hotels & Resorts, Inc.

Xenia Hotels & Resorts, Inc. is a self-advised and self-administered REIT that invests in uniquely positioned luxury and upper upscale hotels and resorts with a focus on the top 25 lodging markets as well as key leisure destinations in the United States. The Company owns 32 hotels comprising 9,508 rooms across 14 states. Xenia’s hotels are in the luxury and upper upscale segments, and operated and/or licensed by industry leaders such as Marriott, Hyatt, Kimpton, Fairmont, Loews, Hilton, The Kessler Collection, and Davidson. For more information on Xenia’s business, refer to the Company website at www.xeniareit.com.

Contact:

Atish Shah, Executive Vice President and Chief Financial Officer, Xenia Hotels & Resorts, (407) 246-8100

For additional information or to receive press releases via email, please visit our website at

www.xeniareit.com

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